UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

____________________________

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)
___________________________

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms
Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          [   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          [   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          [   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 31, 2011, Quest Diagnostics Incorporated (the “Company”) agreed to repurchase 15,377,551 shares of its common stock, par value $0.01 per share (the “Common Stock”), from SB Holdings Capital, Inc., an affiliate of GlaxoSmithKline plc (the “Selling Stockholder”) at a purchase price of $54.30 per share. The aggregate purchase price will be approximately $835.0 million, which the Company expects to fund with approximately $260.0 million of cash-on-hand and borrowings under available credit facilities. The Company expects the repurchase to be consummated on February 4, 2011.

On January 31, 2011, the Company and the Selling Stockholder entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as the underwriters in connection with a public offering by the Selling Stockholder of 15,377,600 shares of Common Stock. The offering was made pursuant to the Company’s existing shelf registration statement on Form S-3 (Registration No. 333-167603) (as amended by post-effective amendment no. 1 thereto, filed with the Securities and Exchange Commission on January 31, 2011, the “Registration Statement”) and is expected to close on February 4, 2011. The Company did not sell any shares of Common Stock in the offering and will not receive any of the proceeds from the offering. The Company will pay all expenses associated with the offering, other than underwriting discounts and commissions, which are payable by the Selling Stockholder.

The Underwriting Agreement has been filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference into this Current Report on Form 8-K and the Registration Statement.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit	Description
	1.1	Underwriting Agreement

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

February 1, 2011

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ William J. O’Shaughnessy, Jr.
Name: William J. O’Shaughnessy, Jr.
Title: Assistant General Counsel and Secretary